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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): December 31, 2002
                                                         -----------------


                          The Williams Companies, Inc.
                          ----------------------------
             (Exact name of registrant as specified in its charter)


          Delaware                   1-4174                 73-0569878
      ---------------             ------------         -------------------
      (State or other             (Commission           (I.R.S. Employer
      jurisdiction of             File Number)         Identification No.)
      incorporation)


 One Williams Center, Tulsa, Oklahoma                           74172
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(Address of principal executive offices)                      (Zip Code)


        Registrant's telephone number, including area code: 918/573-2000
                                                            ------------


                                 Not Applicable
                                 --------------
          (Former name or former address, if changed since last report)


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Item 5. Other Material Events

         On December 31, 2002, The Williams Companies, Inc. (Registrant) created a new pension plan, the Williams Inactive Employee Pension Plan, for all inactive participants in the Williams Pension Plan as of that date. Retirees and vested participants who are no longer employees of the Registrant, or its participating affiliates, were considered inactive participants for purposes of the new pension plan. Pension assets and liabilities were transferred from the Williams Pension Plan to this new plan pursuant to Section 4044 of the Employee Retirement Income Security Act of 1974 (ERISA). The Registrant also contributed approximately $19 million to this new plan for inactive participants, for which the accumulated benefit obligation is fully funded as of December 31, 2002.

         Because the Williams Pension Plan's accumulated benefit obligation was not fully funded as of December 31, 2002, the Registrant was required to record an additional minimum liability, which reduced shareholder equity by approximately $15 million on an after-tax basis. However, because lump sum payments from the Williams Pension Plan did not reach the settlement accounting threshold, the Registrant was not required to recognize certain unrecognized net losses, which would have increased pension expense, as it had previously anticipated.

         As of the end of 2002, the Registrant estimates the accumulated benefit obligations of the Williams Pension Plan exceed pension assets by approximately $75 million. On a current liability basis, as defined under the Internal Revenue Code, the Registrant estimates that the Williams Pension Plan was 77 percent funded, or underfunded by approximately $55 million, as of the end of 2002. The Registrant intends to fund the Williams Pension Plan as required by applicable government regulations.

           Pursuant to the requirements of the Securities Exchange Act of 1934, Williams has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                              THE WILLIAMS COMPANIES, INC.


Date: January 17, 2003                        /s/ Brian K. Shore
                                              ----------------------------------
                                              Name:  Brian K. Shore
                                              Title: Corporate Secretary